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                              EXHIBIT 99.B(15)(a)



                           DISTRIBUTION (12b-1) PLANS

                                      AND

                    AMENDMENT TO DISTRIBUTION (12b-1) PLANS
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                        DISTRIBUTION AND SERVICES PLANS
                             PURSUANT TO RULE 12b-1
                             ======================


   This Plan (the "Plan(s)") constitutes the DISTRIBUTION AND SERVICES PLANS of CT&T Funds, a Delaware business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates to the shares of beneficial interest ("Shares") of the Trust's investment portfolios identified on Schedule"A" hereto, as such Schedule may be amended from time to time (individually referred to as a "Fund" and collectively, the "Funds").

   Section 1. Subject to Section 11 of this Plan, each Fund shall pay Fund/Plan Broker Services, Inc. (the "Distributor") a fee in an amount not to exceed on an annual basis 0.25% of the average daily net assets of each Fund (the "Fee") to compensate the Distributor for the following: (i) payments the Distributor makes to other institutions and industry professionals, broker-dealers, including the Adviser, Distributor and their affiliates or subsidiaries (collectively referred to as "Participating Organizations"), pursuant to an agreement in connection with providing administrative support services to the holders of a Fund's Shares; (ii) payments to financial institutions and industry professionals (such as insurance companies, investment counselors, accountants and estate planning firms (but not including banks and savings and loan associations), broker-dealers, the Distributor and the Distributor's affiliates and subsidiaries in consideration for distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to printing and distributing Prospectuses to persons other than current shareholders of a Fund, printing and distributing advertising and sales literature and reports to shareholders used in connection with the sale of a Fund's Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; or (iii) services rendered by the Distributor pursuant to the Underwriting Agreement between the Trust and the Distributor.

   Section 2. The Fee shall be accrued daily and payable monthly, and shall be paid by each Fund to the Distributor to compensate the Distributor for payments made and services rendered pursuant to Section 1.

   Section 3. The Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund.

   Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust and (b) the "Disinterested Trustees" (as defined below) cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

   Section 5. This Plan shall become effective as to a Fund on the date that a majority of the outstanding voting securities (as defined below) of such Fund approve the Plan, and shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4, unless earlier terminated in accordance with the terms hereof.

   Section 6. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to Section 1 and the purposes for which such expenditures were made.

   Section 7. The Plan may be terminated with respect to a Fund at any time by vote of a majority of the outstanding voting securities of that Fund.

   Section 8. Payments by the Distributor to a Participating Organization shall be subject to compliance by the Participating Organization with the terms of an agreement with the Distributor. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:
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   A.  That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding voting securities of that Fund, on not more than 60-days' written notice; and

   B. That such agreement shall terminate automatically in the event of its assignment.

   Section 9. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to a Fund without approval in the manner provided in Sections 3 and 4 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 4.

   Section 10. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Agreement shall provide to the Distributor and the Board of Trustees of the Trust or its designees, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, each Participating Organization shall furnish the Trust or its designees with such information as may be reasonably requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein) and will otherwise cooperate with the Trust or its designees (including, without limitation, any auditors designated by the Trust or the Distributor), in connection with the preparation of reports to the Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filing that may be required by law.

   Section 11.

   (a) The monthly payments to the Distributor under this Plan shall be made in accordance with, and subject to, the following conditions:

       (i) that payments made out of or charged against the assets of a particular Fund must be in payment for services rendered on behalf of such Fund; and

       (ii) that payments of the Fee by any Fund pursuant to this Plan will be reduced to the extent necessary to ensure that the amount of the Fee and any other operating expenses that are accrued on any day with respect to such Fund will not exceed the gross income accrued with respect to such Fund on that day (with written notice at the time of payment to a Participating Organization).

   (b) Joint distribution financing by the Funds on behalf of Shares (which financing may also involve other investment portfolios or companies that are affiliated persons of the Funds, affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time, and nothing in subparagraph (a) above or any other provision herein shall be construed to the contrary.

   (c) For the purposes of determining the amounts payable under this Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's current Prospectus as then in effect.

   Section 12. As used herein, (a) the term "Disinterested Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it and (b) the terms "affiliated person,"
"assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
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   Section 13.  Pursuant to Section 2.10 of the Trust Instrument dated September
8, 1993 and as filed with the Secretary of State of the State of Delaware on September 10, 1993, the obligations of the Trust stated under this Plan are limited to the assets of the Trust or Fund, as the case may be, and each Shareholder of the Trust and of each Series shall not be personally liable for any debts, liabilities, obligations and expenses arising hereunder.




CT&T Funds                                      Fund/Plan Broker Services, Inc.
----------                                      -------------------------------


____________________________________       _____________________________________
By: Andrew P. Mayo, President                       By: Nancy E. Kuhn, President



____________________________________       _____________________________________
Attest:  Thomas B. Green, Secretary        Attest: Mary P. Efstration, Secretary
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                                                                    SCHEDULE "A"
                                                                    ============

                                                 AS AMENDED ON DECEMBER 21, 1995
                                                 ===============================


              DISTRIBUTION AND SERVICES PLAN (12b-1) OF CT&T FUNDS


Below are listed the Trust's separate series of shares under which this Distribution and Services Plan are to be performed as of the execution date of this Agreement:

                      CT&T FUNDS
                      ----------

          CHICAGO TRUST GROWTH & INCOME FUND
          CHICAGO TRUST ASSET ALLOCATION FUND
          CHICAGO TRUST BOND FUND
          CHICAGO TRUST MUNICIPAL BOND FUND
          CHICAGO TRUST TALON FUND
          MONTAG & CALDWELL GROWTH FUND
          MONTAG & CALDWELL BALANCED FUND

This Schedule "A" may be amended from time to time upon approval of the Board of Trustees of the Trust including a majority of the disinterested Trustees and by vote of a majority of the outstanding shares of beneficial interest effected.


CT&T FUNDS                              FUND/PLAN BROKER SERVICES, INC.
----------                              -------------------------------


_________________________________       _________________________________
By:  Andrew P. Mayo, President          By:  Kenneth J. Kempf, President

_________________________________       _________________________________
Attest: Kenneth C. Anderson, V.P.       Attest: Janet F. Davis, Secretary